Exhibit 99.1

Soluna Holdings Announces September Site Level Financials

Improved Power Costs and Increased Cash Contribution Margin from

Summer Lows; Improved Liquidity to Support Dorothy Energization

ALBANY, NY, October 27, 2022 - Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. (“SCI”), a developer of green data centers for cryptocurrency mining and other intensive computing, today announced the release of its September site level financials.

Michael Toporek, CEO of Soluna Holdings, stated, “Soluna continues to deliver healthy hashrate and margins despite low BTC prices and energy market volatility. We have taken important steps to improve our near term liquidity as we focus on energizing Project Dorothy, which we expect to double our existing operating footprint.”

Key Summary Highlights:

●	Flat BTC Production Despite Volatile Market
	○	BTC equivalent mined per day decreased 3% despite average 7-day network hashrate increasing ~15% from the beginning of August to the end of September
	○	Peak hashrate remained above 1EH/s

●	Cash Contribution Margins Improved from July and August Lows
	○	Margins in September improved despite ~11% decline in average BTC price
	○	~30% consolidated cash contribution margins despite low BTC environment and energy costs that remain above historical averages

●	35% cash contribution prop mining margins slightly offset by weaker hosting margins

●	10MW Hosting Agreement at Marie More Profitable
	○	Contract was restructured to be more responsive to energy fluctuations
	○	Hosting margins in September were 35% compared to (15%) in August

A presentation and corresponding video are available on the Company’s website here. In connection with the table below, see reconciliation of non-GAAP results of operations to the nearest comparable GAAP measures in the appendix to the presentation available on the Company’s website.

Revenue & Contribution Margin Summary:

Note: Represents non-GAAP financial metrics.

About Soluna Holdings, Inc (SLNH)

Soluna Holdings, Inc. is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as cryptocurrency mining, AI and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Soluna uses technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

For more information about Soluna, please visit www.solunacomputing.com or follow us on LinkedIn at linkedin.com/solunaholdings and Twitter @SolunaHoldings.

Contact Information

Philip F. Patman, Jr.

Chief Financial Officer

Soluna Holdings, Inc.

ppatman@soluna.io

713 906 5705

MZ Contact

Brian M. Prenoveau, CFA

MZ Group – MZ North America

SLNH@mzgroup.us

561 489 5315